UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported) September 9, 2006

FOUNDRY NETWORKS, INC.
(Exact name of registrant as specified in its charter)
000-26689
(Commission File Number)

Delaware (State or Other Jurisdiction of Incorporation)	77-0431154 (I.R.S. Employer Identification No.)
4980 Great America Parkway
Santa Clara, CA 95054
(Address of principal executive offices, with zip code)
(408) 207-1700
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
On September 9, 2006, the Board of Directors of Foundry Networks, Inc. (the “Company”) approved an amendment to certain options granted to Andrew Ludwick, a former member of the Company’s Board of Directors, and an exception to the terms of the Company’s 1999 Directors Stock Option Plan to provide that effective September 14, 2006 the exercise period shall be extended to December 31, 2006 for any such options that have an exercise price less than the closing price of the Company’s Common Stock on September 14, 2006. Any options so amended shall expire on December 31, 2006 if not exercised. As of September 9, 2006, options to purchase 25,000 shares of the Company’s Common Stock had an exercise price less than the closing price of the Company’s Common Stock on the most recent trading day, September 8, 2006.
On such date, the Board of Directors also approved entering into the Company’s standard form of indemnification agreement with the Company’s General Counsel, Cliff Moore and the Company’s new principal accounting officer, Daniel Fairfax.
Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.
On September 9, 2006, the Board of Directors of the Company appointed Daniel Fairfax, the Company’s Vice President, Corporate Controller, as its principal accounting officer. Prior to joining the Company in May 2006 as its Vice President, Corporate Controller, Mr. Fairfax, 51, served as the Chief Financial Officer of GoRemote Internet Communications from February 2004 until February 2006, and from 2000 to 2003, served as Chief Financial Officer of Ironside Technologies, Inc. Mr. Fairfax holds a BA from Whitman College and an MBA from the University of Chicago.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FOUNDRY NETWORKS, INC.
Date: September 14, 2006	By:	/s/ TIMOTHY D. HEFFNER
Timothy D. Heffner
Vice President, Finance and Administration, Chief Financial Officer (Principal Financial Officer)